Exhibit 99.1

Financial News Release
CONTACTS:
Danny Herron	Annie Leschin/Vanessa Lehr
Advanced Energy Industries, Inc.	Advanced Energy Industries, Inc.
970.407.6570	970.407.6555
danny.herron@aei.com	ir@aei.com
ADVANCED ENERGY ANNOUNCES RESTRUCTURING PLAN AS PART OF GLOBALIZATION STRATEGY
Company to Host Analyst Event in New York
Fort Collins, Colo., September 28, 2011 — Advanced Energy Industries, Inc. (Nasdaq GM: AEIS) announced today that as part of its long-term strategic plan, the company is implementing several initiatives to further its long-term globalization strategy. In order to foster growth and enhance profitability, the company is beginning with the alignment of its manufacturing and R&D resources. The company expects the initial actions will be completed in the third quarter of 2011.
Under the plan, Advanced Energy will align its engineering resources with the geographic footprint of its customer base. By localizing R&D within the major geographies it serves, the company will improve its time to market and distance to key customers, creating a more highly-focused and responsive development team. In addition, by leveraging its successful manufacturing operation in China, the company will transition the manufacture of certain solar inverter subcomponents to its Shenzhen factory. This will lower product costs for its solar energy business worldwide and enable regional fulfillment for complete products in the growing Asian market. The final assembly and testing of solar inverter products in the company’s other markets such as North America will remain in close proximity to each region’s customers. Collectively, these steps will enable the company to more efficiently use its resources to bolster its financial results and better manage the cyclicality of its markets. The aim is to lower fixed costs for the company going forward.
“After two months at Advanced Energy, I continue to be impressed with the company’s strong leadership in the power conversion market,” said Garry Rogerson, chief executive officer. “The currently challenging environment in the end markets served by both the thin films and solar business units has prompted us to move forward on implementing our long-term strategic plan, which will be discussed at our upcoming analyst event. The initiatives announced today position us closer to our customers in high growth markets worldwide. We expect this will contribute to greater profitability and flexibility during the cyclical peaks and troughs of the thin films business. This will better position us to invest in strategic growth areas and remain at the forefront of the industry.”

The first step of this restructuring will be a reduction of the company’s workforce, primarily in the thin films business unit, resulting in annual savings of approximately $6 million. The affected employees have been notified and we anticipate a smooth transition. As a result, the company expects to take a charge in the third quarter related to the restructuring of approximately $2.5 to $3.5 million. This charge was not anticipated at the time the company provided guidance on July 25, 2011. Although we have yet to close the quarter, at this point we expect to be at or slightly below the low end of our earnings guidance, and with the charge this quarter we expect to be below our earnings guidance.
Secondly, over the next 12-18 months, the company will continue to evaluate its cost structure as it closes facilities and relocates certain functions to different regions worldwide. As a result, the company anticipates further charges in the amount of $8 to $12 million, principally for space consolidation, and another $1 million in additional severance costs over this timeframe. Consequently, we expect total charges of $12 to $16 million for the initiatives announced today, approximately $9 to $13 million of which will be cash expenditures. The actions taken today as well as other cost savings initiatives and margin improvements are expected to deliver annual savings of approximately $16 to $20 million.
Analyst Event
Advanced Energy will host an analyst event on Monday, November 21, 2011 in New York, NY from 10:30 a.m. ET to 1:30 p.m. ET to introduce CEO, Garry Rogerson and discuss the company’s long-term strategic plan for its Thin Films and Solar Energy business units. Garry Rogerson, CEO, Yuval Wasserman, President of Thin Films Business Unit, Gregg Patterson, President of Solar Energy Business Unit, and Danny Herron, CFO, will all present at the meeting. A live audio webcast of the presentations and a copy of the accompanying slides will be available on the investor relations section of the Advanced Energy website at www.advanced-energy.com. A replay will be available through the same link beginning Tuesday, November 22, at 12:30 p.m. ET, and ending Tuesday, December 20, at 8 p.m. ET.
About Advanced Energy
Advanced Energy is a global leader in innovative power and control technologies for high-growth, thin-films manufacturing and solar-power generation. Founded in 1981, Advanced Energy is headquartered in Fort Collins, Colorado, with dedicated support and service locations around the world. For more information, go to www.advanced-energy.com.

Forward-Looking Language
The Company’s expectations with respect to the financial results it expects to report for the third quarter ending September 30, 2011, its expectations with respect to the cost, timing and impact of the initiatives described in this release and other statements that are not historical information are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to: the effects of global macroeconomic conditions upon demand for our products; the volatility and cyclicality of the industries the company serves, particularly the semiconductor industry; the continuation of RPS (renewable portfolio standards); the timing and availability of incentives and grant programs in the US and Europe related to the renewable energy market; renewable energy project delays resulting from solar panel price declines, the availability of financing and increased competition in the solar inverter equipment market; the timing of orders received from customers; the company’s ability to realize benefits from cost improvement efforts and any restructuring plans; the ability to source materials and manufacture products; unanticipated changes to management’s estimates, reserves or allowances and adjustments that may be made as we close the books and finalize our second quarter financial statements . These and other risks are described in Advanced Energy’s Form 10-K, Forms 10-Q and other reports and statements filed with the Securities and Exchange Commission. These reports and statements are available on the SEC’s website at www.sec.gov. Copies may also be obtained from Advanced Energy’s website at www.advancedenergy.com or by contacting Advanced Energy’s investor relations at 970-407-6555. Forward-looking statements are made and based on information available to the company on the date of this press release. The company assumes no obligation to update the information in this press release.
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